Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-92495) of our report dated June 25, 2013, relating to the statement of net assets available for benefits of the Huttig Building Products, Inc. Savings and Profit Sharing Plan as of December 31, 2012, the related statement of changes in net assets available for benefits for the year then ended, which appears in the December 31, 2013 annual report on Form 11-K of the Huttig Building Products, Inc. Savings and Profit Sharing Plan.

/s/ Brown Smith Wallace, L.L.C.

June 12, 2014

St. Louis, Missouri